Exhibit 99.1

LMF Acquisition Opportunities, Inc. Announces Separate Trading of its Class A Common Stock and Warrants, Commencing March 18, 2021

TAMPA, Fla., March 17, 2021 – LMF Acquisition Opportunities, Inc. (Nasdaq: LMAOU) (the "Company") announced that, commencing March 18, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock (“Class A Common Stock”) and warrants included in the units. Class A Common Stock and warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “LMAO” and “LMAOW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “LMAOU.”

The units were initially offered by the Company in an underwritten offering. Maxim Group LLC acted as sole book-running manager for the offering.

The public offering was made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LMF Acquisition Opportunities, Inc.

LM Acquisition Opportunities, Inc. is a blank check company organized under the laws of Delaware formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus initially on transactions with companies and/or assets within the financial services industry, including potentially the financial technology sector, and related sectors. The Company is led by Bruce M. Rodgers, its Chief Executive Officer, and Richard Russell, its Chief Financial Officer. In addition to Messrs. Rodgers and Russell, the Company's Board of Directors also includes Martin Traber, Bruce Bennett and Craig Burson.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact: Bruce M. Rodgers, Chairman and CEO LMF Acquisition Opportunities, Inc. Tel (813) 222-8996 ir@lmfacquisitions.com